Exhibit 5.1

April 4, 2019

Pluristem Therapeutics Inc.
Matam Advanced Technology Park
Building No. 5
Haifa 31905, Israel

Re: Sale of Common Stock and Warrants pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (Registration No. 333-218916) (the “Registration Statement”), the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed or to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by Pluristem Therapeutics Inc. (the “Company”), with respect to the sale of (a) 27,142,858 shares of the Company’s common stock (the “Firm Shares”), (b) warrants to purchase up to an aggregate of 27,142,858 shares of common stock (the “Firm Warrants”), (c) an option to purchase up to 1,428,571 shares of the Company’s common stock (the “Option Shares”, and, together with the Firm Shares, the “Shares”) and/or (d) an option to purchase warrants to purchase up to 1,428,571 shares of common stock (the “Option Warrants” and together with the Firm Warrants, the “Warrants”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated April 4, 2019, by and between the Company and Ladenburg Thalmann & Co. Inc., as representatives of the several Underwriters named therein.  The Shares and the Warrants are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated June 30, 2017 (together with the Prospectus Supplement, the “Prospectus”). The Shares, the Firm Warrants and the Option Warrants are referred to herein collectively as the “Securities.”

We are acting as counsel for Company in connection with the registration and sale of the Securities. We have examined copies of the Registration Statement and Prospectus Supplement filed or to be filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

For purposes of our opinion, we have examined the applicable laws of the state of New York and an official compilation of “Title 7 – Business Associations; Securities; Commodities, Chapter – 78 – Private Corporations” of the Nevada Revised Statutes. We do not purport to be experts on the laws of the State of Nevada, and with your permission our opinion is based upon such limited experience. Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion. We express no opinion herein concerning the federal laws of the United States of America or any state securities or blue sky laws.

Pluristem Therapeutics Inc.
April 4, 2019

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares, when issued as contemplated by the Prospectus Supplement, including the receipt by the Company of the consideration therefor will be duly authorized, validly issued, fully paid and non-assessable securities of the Company; (ii) the Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Prospectus Supplement, will be valid and binding obligations of the Company; and (iii) following (a) execution and delivery by the Company of the Firm Warrants and Option Warrants pursuant to the terms of the Underwriting Agreement, (b) receipt by the Company of the consideration for the Warrants as contemplated by the Prospectus Supplement, and (c) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the shares of common stock as specified in the Warrants and issuance for the shares of common stock thereunder, such shares of common stock will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered to you in connection with the Registration Statement, and is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP ZYSMAN, AHARONI, GAYER AND SULLIVAN & WORCESTER LLP